Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-57355


                           PROSPECTUS SUPPLEMENT NO. 5
                       (to prospectus dated July 17, 1998)

                                3,267,564 Shares
                       First Industrial Realty Trust, Inc.
                                  Common Stock

     This prospectus supplement supplements information contained in the "Selling Stockholders" section of the prospectus dated July 17, 1998 relating to the potential offer and sale from time to time of up to 3,267,564 shares of common stock of First Industrial Realty Trust, Inc. by the selling stockholders. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the prospectus dated July 17, 1998, including any supplements or amendments to such prospectus.

     The table below reflects the following transactions:

     o the transfer by South Gold Company, which is no longer a Selling Stockholder, of an aggregate of 29,433 units to the following persons or entities in the amounts listed opposite their names:

               --------------------------------------------------------
               H.P. Family Group, L.L.C.               10,981
               --------------------------------------------------------
               L.P. Family Group, L.L.C.               11,917
               --------------------------------------------------------
               J.P. Trusts, L.L.C.                     5,960
               --------------------------------------------------------
               Ernestine Burstyn                       575
               --------------------------------------------------------

     o the transfer by Reyem Partners L.P., which is no longer a Selling Stockholder, of an aggregate of 8,489 units to the following persons or entities in the amounts listed opposite their names:

               --------------------------------------------------------
               H.P. Family Group, L.L.C.               4,074
               --------------------------------------------------------
               L.P. Family Group, L.L.C.               679
               --------------------------------------------------------
               J.P. Trusts, L.L.C.                     340
               --------------------------------------------------------
               Ernestine Burstyn                       3,396
               --------------------------------------------------------

     o the transfer by World's Fair Thirty, which is no longer a Selling Stockholder, of an aggregate of 1,442 units to the following persons or entities in the amounts listed opposite their names:

               --------------------------------------------------------
               H.P. Family Group, L.L.C.               644
               --------------------------------------------------------
               L.P. Family Group, L.L.C.               644
               --------------------------------------------------------
               J.P. Trusts, L.L.C.                     64
               --------------------------------------------------------
               H.L. Investors, L.L.C.                  90
               --------------------------------------------------------

     o the transfer by ESAA Associates Limited Partnership, which is no longer a Selling Stockholder, of an aggregate of 19,367 units to the following persons or entities in the amounts listed opposite their names:

               --------------------------------------------------------
               Arnold Y. Aronoff                       6,362
               --------------------------------------------------------
               Edward R. Schulak                       6,456
               --------------------------------------------------------
               Daniel J. Aronoff                       2,247
               --------------------------------------------------------
               Lynn E. Aronoff                         2,151
               --------------------------------------------------------
               Jane Schulak                            2,151
               --------------------------------------------------------

     o the transfer by the Keith J. Pomeroy Revocable Trust of an aggregate of 56,082 units to the Enid Barden Trust; and

     o the transfer by the Estate of Edward Jon Sarama, which is no longer a Selling Stockholder, of 634 units to Doreen Sarama.

                                           Number of Shares and Units Owned              Number of Shares
Name                                             Before the Offering                      Offered Hereby
----                                       --------------------------------              -----------------

H.P. Family Group, L.L.C.                              103,734                           15,699 (2)(3)(4)
L.P. Family Group, L.L.C.                              102,249                           13,240 (2)(3)(4)
J.P. Trusts, L.L.C.                                     35,957                           6,364 (2)(3)(4)
Ernestine Burstyn                                       5,007                              3,971 (2)(4)
H.L. Investors, L.L.C.                                  4,000                                 90 (3)
Arnold Y. Aronoff                                       7,955                               6,362 (15)
Edward R. Schulak                                       8,073                               6,456 (15)
Daniel J. Aronoff                                       2,809                               2,247 (15)
Lynn E. Aronoff                                         2,690                               2,151 (15)
Jane Schulak                                            2,690                               2,151 (15)
Keith J. Pomeroy Revocable Trust                       104,954                              72,701(15)
Enid Barden Trust                                       79,170                              74,546(15)

                                      -3-


Doreen Sarama                                            634                                 634(18)


            The date of this prospectus supplement is June 15, 2001.